Exhibit 2.6

April            , 2006

CONFIDENTIAL

(Please print full name)

(Please print full address, including postal code)

Dear Sirs:

Re: Shellbridge Oil & Gas, Inc.

We understand that you (the “Shareholder”) are the beneficial owner of the number of common shares (“Shellbridge Shares”) of Shellbridge Oil & Gas, Inc. (“Shellbridge”) and hold options (“Options”) to purchase Shellbridge Shares, each as set forth on the signature page hereof.

Pursuant to a letter agreement dated April 10, 2006 (the “Letter Agreement”) among Shellbridge, True Energy Trust (the “Trust”) and True Energy Inc. (“True”), True will acquire all of the issued and outstanding Shellbridge Shares (the “Transaction”) on a fully diluted basis. Once all tax, corporate, regulatory and securities law matters are considered, True and Shellbridge will determine whether to proceed with the Transaction by way of offer to acquire or take-over bid (“Offer”) or another form of business combination including a plan of arrangement, amalgamation or other transaction (“Business Combination”).

In consideration for True entering into the Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.                                                                                      The Transaction

Pursuant to the Transaction, True will acquire the issued and outstanding Shellbridge Shares on the basis of 0.14 trust units (“Trust Units”) of True Energy Trust (the “Trust”) for each Shellbridge Share.

1.1                                                                               The Letter Agreement contemplates that the Trust, True and Shellbridge will enter into a definitive agreement (the “Definitive Agreement”) in respect of the Transaction as contemplated by the Letter Agreement and the provisions hereof shall be modified as necessary to give effect to the terms of the Definitive Agreement. The Letter Agreement or, once it is entered into, the Definitive Agreement, are hereinafter referred to as the “Agreement”.

1.2                                                                               Notwithstanding the foregoing, the completion of the Transaction is subject to various conditions as set forth in the Letter Agreement and to be contained in the Definitive Agreement, which conditions are for the exclusive benefit of the Trust, True and/or Shellbridge, which the Trust, True and/or

Shellbridge has the right, in its sole discretion, to waive in whole or in part, or to rely on in connection with termination of the Letter Agreement and the Definitive Agreement and this agreement and their respective obligations to complete the Transaction.

2.                                                                                      Agreement to Vote or to Tender

2.1                                                                             If the Transaction is completed by way of a Business Combination, subject to the terms and conditions hereof, the Shareholder hereby irrevocably agrees to vote (and to provide evidence thereof to True within 10 days prior to the meeting of shareholders of Shellbridge to consider the Transaction), all of the Shellbridge Shares that the Shareholder beneficially owns or over which it exercises control or direction (the “Presently Held Securities”) and any additional Shellbridge Shares that the Shareholder may hereafter become the beneficial owner of or exercise control or direction over (including any such Shellbridge Shares issued on exercise of any Options) (the “After Acquired Securities”) (the Presently Held Securities and the After Acquired Securities, collectively, the “Subject Securities”) in favour of the Transaction and any other matters proposed by Shellbridge that are necessary or desirable to complete the Transaction and not withdraw any proxies or change the vote in respect thereof, except as provided herein.

2.2                                                                             If the Transaction is completed by way of an Offer, subject to the terms and conditions hereof, the Shareholder hereby irrevocably agrees to deposit, or cause to be deposited (and to provide evidence thereof to True within 10 days prior to expiry of the Offer), all of the Presently Held Securities of the Shareholder and within 2 days prior to expiry of the Offer any After Acquired Securities then held and, notwithstanding any rights granted to the Shareholder under applicable securities legislation or the terms of the Offer, further irrevocably agrees that thereafter the Shareholder shall not withdraw any of the Subject Securities deposited by the Shareholder under the Offer except as provided in Section 2.3 and unless and until this agreement is terminated as provided in Section 4 hereof.

2.3                                                                             Notwithstanding Sections 2.1 and 2.2 hereof, provided that the Shareholder is not in breach of the provisions hereof, if the board of directors of Shellbridge shall determine that a Superior Proposal (as defined in the Agreement) is made and the board of directors of Shellbridge shall have recommended that holders of Shellbridge Shares tender their Shellbridge Shares in acceptance of such Superior Proposal or vote in favour thereof, and:

(a)                                True shall have not increased the consideration per Shellbridge Share to a consideration at least equal to such Superior Proposal; and

(b)                               the True Non-Completion Fee (as defined in the Agreement) shall have been paid by Shellbridge to True pursuant to the Agreement,

the Shareholder: (i) if the Transaction is completed by way of an Offer, shall not be required to tender any of the Subject Securities pursuant to the Offer or, if tendered, may withdraw such shares from the Offer; or (ii) if the Transaction is completed by a Business Combination, shall not be required to vote the Subject Securities in favour thereof or, if voted, may withdraw any proxies or change the vote in respect thereof, following the expiry of the period pursuant to the Agreement that True has to increase the consideration per Shellbridge Share to equal or exceed the value of the consideration that shareholders of Shellbridge will receive pursuant to such Superior Proposal, as provided in the Agreement.

2.4                                                                             If for any reason the Superior Proposal is withdrawn, expires, terminates or any of the Subject Securities are not taken up and paid for pursuant to the Superior Proposal, the Shareholder agrees to deposit (and not withdraw) such Subject Securities or vote the Subject Securities, as the case may be, in accordance with Sections 2.1 and 2.2 hereof, if the Offer or Business Combination, as the case may be, is still outstanding.

3.                                                                                      Representation, Warranties and Covenants of the Shareholder

3.1                                                                             The Shareholder represents and warrants to True, and acknowledges that True is relying upon such representations and warranties in entering into this agreement that:

(a)                                the Shareholder has good and sufficient power, authority and right to enter into this agreement and to complete the transactions contemplated hereby;

(b)                               assuming the due execution and delivery of this agreement by True, this agreement is a legal, valid and binding obligation of the Shareholder enforceable by True against the Shareholder in accordance with its terms subject to the limitation that the enforceability of any waiver of statutory rights may be limited by applicable law, and the consummation by the Shareholder of the transactions contemplated hereby will not constitute a violation of or default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound;

(c)                                the Shareholder is the beneficial owner of, or exercises control or direction over, the Presently Held Securities, and will, upon deposit of same under the Transaction, hold such securities free and clear of all liens, charges, encumbrances, security interests and other rights of others whatsoever and the Shareholder has, or in the case of the After Acquired Securities will have, good and sufficient power, authority and right to transfer or cause to be transferred the legal and beneficial title to the Subject Securities to True with good and marketable title thereto; and

(d)                               the Presently Held Securities represent all of the Shellbridge Shares beneficially owned or over which the Shareholder exercises control or direction and the Shareholder does not hold any other rights to acquire any Shellbridge Shares, other than the Options.

The foregoing representations and warranties will be true and correct on the date hereof and on the date of completion of the Transaction.

3.2                                                                             The Shareholder covenants and agrees with True that so long as the Shareholder is not entitled to withdraw the Subject Securities owned by the Shareholder from the Offer or is required to vote the Subject Securities in favour of the Transaction, the Shareholder will not, and will use its reasonable best efforts to cause its representatives and advisors not to, directly or indirectly:

(a)                                  solicit, initiate, invite, encourage or continue any inquiries or proposals from, or negotiations with, any person, company or other entity (other than True or any of its affiliates) relating to the purchase of Shellbridge Shares or any other securities of Shellbridge, any amalgamation, merger or other form of business combination involving Shellbridge, any sale, lease, exchange or transfer of any material assets of Shellbridge, or any take-over bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or other transaction involving Shellbridge with any person other than True or any of its affiliates (a “Proposed Transaction”);

(b)                                 enter into any agreement, discussions or negotiations with any person, company or other entity other than True or any of its affiliates with respect to a Proposed Transaction or a potential Proposed Transaction;

(c)                                furnish or cause to be furnished any non-public information concerning the business, results of operations, assets, liabilities, prospects, financial condition or affairs of Shellbridge or any of its subsidiaries to any person, company or other entity other than True and its representatives, other than as disclosed prior to the date hereof; or

(d)                               take any action that might reasonably be expected to reduce the likelihood of success of the Transaction,

provided that if the Shareholder is a director of Shellbridge, the foregoing provisions of this Section 3.2 shall not restrict the Shareholder from discharging his or her fiduciary duties to Shellbridge, and their duties as provided in the Letter Agreement and the Definitive Agreement provided such action is also permitted thereby.

3.3                                                                             The Shareholder covenants and agrees with True that so long as the Shareholder is not entitled to withdraw the Subject Securities from the Offer or while it is required to vote the Subject Securities in favour of the Transaction hereunder, that:

(a)	it will notify True promptly if any such discussions or negotiations are sought or if any proposal in respect of a Proposed Transaction is received, being considered or indicated to be forthcoming;

(b)

except as contemplated herein, it shall not sell, assign, convey, otherwise dispose of or pledge, charge, encumber or grant a security interest in or grant to any other person any interest in any of the Subject Securities;

(c)	it shall not exercise any shareholder rights or remedies available at common law or pursuant to applicable securities or corporate laws to delay, hinder, upset or challenge the Transaction;

(d)

it shall exercise all voting rights attached to the Subject Securities to vote against any resolution to be considered by the securityholders of Shellbridge that, if approved, could reasonably be considered to reduce the likelihood of success of the Transaction;

(e)

it shall exercise all voting rights attached to the Subject Securities owned or controlled by the Shareholder and use its reasonable best efforts to cause Shellbridge to carry on their respective businesses in the regular and ordinary course consistent with past practice;

(f)

in connection with the completion of the Transaction, if the Shareholder is a director or officer of Shellbridge, it will, if requested by True, resign his or her position as a director and/or officer of Shellbridge effective at such time as may be requested by True (provided such time is not prior to the effective time of the Transaction) and provide a mutually acceptable (acting reasonably) release in favour of True and Shellbridge and will use its reasonable best efforts to enable True to elect or appoint all of the directors of Shellbridge and to effect an orderly transition of management and control of Shellbridge at the time and in the manner requested by True;

(g)

in the event that it holds or exercises control or direction over any Options, it will either exercise such Options (by payment of the full exercise price therefor) and vote or tender the Shellbridge Shares received on exercise in favour of the Transaction in accordance with Sections 2.1 and 2.2 hereof, or it agrees that all such Options shall terminate immediately prior to the effective time of the Transaction, unless otherwise agreed to by True and Shellbridge pursuant to the Letter Agreement;

(h)

in the event that the Shareholder is party to an employment agreement with Shellbridge, it will agree to an amendment thereof: (i) to delete provisions allowing for a “cash out” of Options or to allow the continuation of such Options following a “change of control” (as defined therein); and (ii) to provide for an extension of the confidentiality provisions contained therein for a period of six months following the closing date of the Transaction for as long as the information remains out of the public domain; and

(i)	it shall use its reasonable best efforts to cause Shellbridge to perform its obligations under the Letter Agreement, to the extent such is within its power.

4.                                                                                      Representations and Warranties of True

4.1                                                                             True hereby represents and warrants to the Shareholder, and acknowledges that the Shareholder is relying upon such representations and warranties and entering into this agreement that:

(a)

True has good and sufficient power, authority and right to enter into this agreement and to complete the transaction contemplated hereby, and this agreement has been duly executed and delivered by True and constitutes a legal, valid and binding obligation of True enforceable against it in accordance with its terms;

(b)

upon acceptance by the Shareholder of this agreement, this agreement will be a valid and binding agreement, enforceable against True in accordance with its terms and neither the execution of this agreement nor the consummation by True of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any restriction of any kind or any contract, commitment, agreement, understanding or arrangement to which True is a party and by which True is bound; and

(c)

the Trust Units issuable pursuant to the Transaction will be validly issued as fully paid and non-assessable and shall not be subject to a hold period under applicable securities laws in Canada, other than resales by control persons.

5.                                                                                      Termination

5.1                                                                             The obligations hereunder of the Shareholder shall terminate at the option of the Shareholder upon written notice given by the Shareholder to True:

(a)

if the Letter Agreement (other than as a result of entering into of the Definitive Agreement) or the Definitive Agreement is terminated in accordance with its terms, other than as a result of a breach of this agreement by the Shareholder or a breach of the Agreement by Shellbridge, unless the True Non-Completion Fee (as defined in the Agreement) shall have been paid to True; or

(b)	if the Transaction is not completed on or before July 14, 2006.

5.2                                                                             The obligations hereunder of True shall terminate at the option of True upon written notice given by True to the Shareholder:

(a)

if the Shareholder has breached or failed to perform and satisfy any of its covenants or agreements herein contained in a material respect or any of the representations and warranties of the Shareholder contained herein is not true and correct in a material respect; or

(b)	if the Letter Agreement (other than as a result of entering into of the Definitive Agreement) or the Definitive Agreement is terminated in accordance with its terms.

5.3                                                                             In the event of the termination of this agreement as provided in Sections 5.1 or 5.2 above, this agreement shall forthwith become void and of no further force or effect other than Section 13.5 and this Section 5, and there shall be no liability on the part of any party hereto, provided that the foregoing shall not relieve any party from any liability for any breach of this agreement.

6.                                                                                      Regulatory Approvals

6.1                                                                             The Shareholder covenants that the Shareholder shall, acting reasonably, at True’s or Shellbridge’s cost, co-operate with True in obtaining all governmental and regulatory approvals required to permit True to complete the Transaction in accordance with its terms and to acquire Shellbridge Shares thereunder, as contemplated in the Agreement.

7.                                                                                      Public Disclosure

7.1                                                                             The Shareholder agrees not to make any disclosure or announcement of or pertaining to this agreement, the Letter Agreement, the Definitive Agreement or the Transaction nor to disclose that any discussions or negotiations are taking place in connection therewith without the prior written consent of True except as required by law.

8.                                                                                      Amendments and Assignment

8.1                                                                             This agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party to this agreement may assign any of its rights or obligations under this agreement without the prior written consent of the other party.

9.                                                                                      Time

9.1                                                                             Time shall be of the essence of this agreement.

10.                                                                               Survival

10.1                                                                       The representations, warranties and covenants of the Shareholder and of True herein shall survive the consummation of the Transaction and the acquisition of the Subject Securities by True.

11.                                                                               Successors and Assigns

11.1                                                                       This agreement shall be binding upon, enure to the benefit of and be enforceable by the Shareholder, True and their respective successors and permitted assigns.

12.                                                                               Notice

12.1                                                                       Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered:

(a)	in the case of the Shareholder, to the address appearing on the first page of this letter; and

(b)	in the case of True Energy Inc., to 2300, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3R8, Attention: Paul R. Baay, facsimile: (403) 264-8163.

or to such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph. Any notice or other communication given or made shall be deemed to have been duly given or made as at the date delivered or sent if delivered personally or sent by facsimile transmission at the address for service provided herein.

13.                                                                               General

13.1                                                                       All references to Shellbridge Shares herein shall include any shares into which the Shellbridge Shares may be reclassified, subdivided, redivided, consolidated or converted by amendment to the articles of Shellbridge and the price per share referred to herein shall be amended accordingly.

13.2                                                                       Words signifying the singular number shall include, whenever appropriate, the plural and vice versa; and words signifying the masculine gender shall include, whenever appropriate, the feminine or neuter gender.

13.3                                                                       The Shareholder agrees that if this agreement is breached, or if a breach hereof is threatened, damages may be an inadequate remedy and, therefore, without limiting any other remedy available at law or in equity, an injunction, restraining order, specific performance, and other forms of equitable relief, or any combination thereof, shall be available to True.

13.4                                                                       This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

13.5                                                                       True and the Shareholder agree to pay their own respective expenses incurred in connection with this agreement and the transactions contemplated hereby.

14.                                                                               Acceptance

14.1                                                                       If you are in agreement with the foregoing, kindly signify your acceptance by signing the second copy of this letter and delivering it to True in the manner provided below. This letter may be signed in two or more counterparts that together shall be deemed to constitute one valid and binding agreement and delivery of counterparts may be effected by means of facsimile transmission.

Yours very truly,

TRUE ENERGY INC.

Per:

In consideration of your entering into of the Letter Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby irrevocably accepts the foregoing as of this           day of April, 2006.

(Signature of Shareholder)

(Name of Shareholder - please print)

(Number of Shellbridge Shares beneficially held or controlled)

(Number of Options Held)